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                                                                    EXHIBIT 99.1



        Menlo Park, CA - September 6, 2000 -- Geron Corporation (Nasdaq: GERN) announced today that it has entered into a definitive agreement with Acqua Wellington North American Equities Fund Ltd. ("Acqua Wellington") for an equity financing facility covering the sale of up to $50 million of the company's common stock over the next 24 months.

        This financing will be made pursuant to an effective shelf registration previously filed by Geron with the Securities and Exchange Commission covering the sale of up to five million shares of its common stock. These shares may be sold, at Geron's discretion, at a small discount to market at the time of sale. Geron will control the amount and timing of each sale of stock. Geron intends to use the proceeds from the offering for general corporate purposes.

        "Acqua Wellington has developed a flexible financing model. It allows a company to raise capital efficiently when market conditions are favorable," stated David L. Greenwood, senior vice president and chief financial officer.

        Acqua Wellington Asset Management, LLC acts as an advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. Their primary focus is in the life science and technology sectors.

        Geron is a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for application in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human pluripotent stem cells and nuclear transfer.

        This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future use of Geron's funding constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks regarding need for additional capital and history of operating losses. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2000.


        Contact:

Investor and Media Relations                      Investor Inquiries
David Greenwood                                   Aline Schimmel
Geron Corporation                                 Burns McClellan
650-473-7700                                      212-213-0006


To receive an index and copies of recent press releases, call Geron's News on Demand toll-free fax service, 1-800-782-3279. Additional information about Geron Corporation can be obtained at http://www.geron.com.


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